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                                               Registration No. 333-

As filed with the Securities and Exchange Commission on February 5, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                RAYTHEON COMPANY
               (Exact name of issuer as specified in its charter)

         Delaware                              95-1778500
(State or other jurisdiction        (I.R.S. Employer Identification No.)
of incorporation or organization)

               141 Spring Street, Lexington, Massachusetts 02173
              (Address of Principal Executive Offices) (Zip Code)

                     Raytheon Company 1976 Stock Option Plan
                        Raytheon Company 1991 Stock Plan
                     Raytheon Company 1995 Stock Option Plan
        Raytheon Company 1997 Nonemployee Directors Restricted Stock Plan
                  Plan For Granting Options In Substitution For
             Stock Options Granted by Texas Instruments Incorporated
             Plan For Granting Roll-over Options In Substitution For Stock Options Granted by Hughes Electronics Corporation
                           (Full titles of the plans)

               Thomas D. Hyde, Vice President and General Counsel
                                Raytheon Company
                                141 Spring Street
                         Lexington, Massachusetts 02173
                                 (781) 862-6600
                     (Name and address of agent for service)
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                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
  Title of                    Proposed     Proposed Maximum
  Securities        Amount    Maximum     Aggregate Offering     Amount of
   to be            to be     Offering       Registration           Fee
 Registered      Registered  Price Per         Price*
                              Share*
--------------------------------------------------------------------------
Class B
Common Stock,   52,766,692    $53.375*    $2,816,422,185*       $830,844.54
$.01 par          shares
value
per share
------------------------------------------------------------------------------
---------------
* This estimate is made pursuant to Rule 457(h) solely for the purpose of determining the registration fee. It is not known how many shares will be purchased under the plans or at what price such shares will be purchased. The above calculation is based on the average of the high and low prices of the Registrant's Class B Common Stock as reported on the New York Stock Exchange on February 2, 1998.
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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form
S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the SEC by Raytheon Company (File
No. 1-3699, the "Company") or by Raytheon Company (File No. 1-2833), predecessor to the Company by merger ("Former Raytheon Company"), are hereby incorporated by reference in this Registration Statement:

(a) The Company's Solicitation Statement/Prospectus (the
"Solicitation Statement") filed pursuant to Rule 424(b)(3) under the Securities Act dated November 10, 1997.

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), since the end of the fiscal year covered by the Solicitation Statement, including:

     (i)   The Company's Current Report on Form 8-K dated December 17, 1997;

     (ii) Former Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (iii) Former Raytheon Company's Quarterly Reports on Form 10-Q for the periods ended March 30, 1997, June 29, 1997 and September 28, 1997; and

     (iv) Former Raytheon Company's Current Reports on Form 8-K dated
January 4, 1997, January 16, 1997, March 14, 1997, July 11, 1997, September 10,
1997, October 7, 1997 (as amended October 28, 1997) and December 17, 1997.
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(c) The description of the Company's Class B Common Stock set forth under the captions "New Raytheon Capital Stock" and "Comparison of Rights of Stockholders of Raytheon and New Raytheon" on pages 110-117 and 118-123, respectively, of the Solicitation
Statement.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts or Counsel

     The legality of Common Stock to be issued pursuant to the Plans will be passed upon for the Company by John W. Kapples, Esq., Corporate Counsel and Assistant Secretary of the Company. Mr. Kapples holds options to purchase 7,100 shares of the Company's Class B Common Stock.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware sets forth provisions permitting and, in some situations, requiring Delaware corporations, such as the Company, to provide indemnification to their directors and officers for losses and litigation expense incurred in connection with their service to the corporation in those capacities.
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     Article X of the Registrant's Amended and Restated Certificate of
Incorporation provides as follows:

     "Section 1. Limited Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Neither the amendment nor repeal of Section 1 of this Article X shall eliminate or reduce the effect of Section 1 of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 1 of this Article X would accrue or arise, prior to such amendment or repeal.

     Section 2. Indemnification and Insurance. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director o officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgment, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of such person's heirs, executors and administrators; provided however, that, except as provided in paragraph (b) of this Section, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or party thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to have the Corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition; any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the

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Corporation of a statement or statements from the claimant requesting such advance or advances from time to time, provided, however, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced from time to time by the Board, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the Claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person (including, without limitation, any person other than a officer or director of the Corporation) may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of Stockholders or disinterested directors or otherwise. No repeal or modification of this Article shall in any way diminish or adversely affect the rights of any director or officer of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.
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     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     (e) Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this
Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable."

     In addition, the Company maintains insurance for the benefit of its directors and officers, and directors and officers of its subsidiaries, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         See Exhibit Index attached.

Item 9.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement, (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
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                         (iii) To include any material  information with respect
                               to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
                Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such
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                                       9

                director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on this 3rd day of February, 1998.

                                                RAYTHEON COMPANY

                             By: /s/ Thomas D. Hyde
                                     Thomas D. Hyde
                                     Senior Vice President and General Counsel
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                     Title                             Date

/s/ Dennis J. Picard*       Chairman of the Board of            February 3, 1998
    Dennis J. Picard        Directors and Chief Executive
                            Officer(Principal Executive
                            Officer) and Director

/s/ Peter R. D'Angelo*      Vice President and Chief            February 3, 1998
    Peter R. D'Angelo       Financial Officer (Principal
                            Financial Officer)

/s/ Michele C. Heid*        Vice President - Corporate          February 3, 1998
    Michele C. Heid         Controller and Investor Relations
                            (Principal Accounting Officer)

/s/ Ferdinand Colloredo-Mansfeld*  Director                     February 3, 1998
    Ferdinand Colloredo-Mansfeld

                                   Director
    Steven D. Dorfman

/s/ Theodore L. Eliot, Jr.*        Director                     February 3, 1998
    Theodore L. Eliot, Jr.

                                   Director
    Thomas E. Everhart

/s/ John R. Galvin*                Director                     February 3, 1998
    John R. Galvin

/s/ Barbara B. Hauptfuhrer*        Director                     February 3, 1998
    Barbara B. Hauptfuhrer

/s/ Richard D. Hill*               Director                     February 3, 1998
    Richard D. Hill
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/s/ L. Dennis Kozlowski*           Director                     February 3, 1998
    L. Dennis Kozlowski

/s/ James N. Land, Jr.*            Director                     February 3, 1998
    James N. Land, Jr.

/s/ A. Lowell Lawson*              Director                     February 3, 1998
    A. Lowell Lawson

                                   Director
    Charles H. Noski

/s/ Thomas L. Phillips*            Director                     February 3, 1998
    Thomas L. Phillips

/s/ Warren B. Rudman*              Director                     February 3, 1998
    Warren B. Rudman

/s/ Alfred M. Zeien*               Director                     February 3, 1998
    Alfred M. Zeien

*By Thomas D. Hyde, attorney-in-fact.